UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2017 (May 9, 2017)

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 9, 2017, Genesis Energy, L.P. (“Genesis”) entered into a Fifth Amendment to Fourth Amended and Restated Credit Agreement and Second Amendment to Fourth Amended and Restated Guarantee and Collateral Agreement (the “Credit Agreement Amendment”) among Genesis, as the borrower, Wells Fargo Bank, National Association, as administrative agent and issuing bank, Bank of America, N.A. and Bank of Montreal, as co-syndication agents, U.S. Bank National Association, as documentation agent, the other grantors party thereto, and the lenders and other parties party thereto. The Credit Agreement Amendment, among other things, (i) extends the maturity date of the credit facility to May 9, 2022 (provided, that if Genesis does not refinanceor repay in full its 5.750% senior notes due 2021 on or prior to November 15, 2020, the maturity date will be November 15, 2020), (ii) changes the maximum consolidated leverage ratio to 5.75 to 1.0 for the second quarter of 2017 through the second quarter of 2018, 5.50 to 1.0 for the third quarter of 2018 through the fourth quarter of 2019, 5.25 to 1.0 for the first quarter of 2020 through the fourth quarter of 2020 and 5.00 to 1.0 from the first quarter of 2021 and all periods thereafter, and (iii) adds an additional level to the leverage-based pricing grid used to calculate the applicable margin for base rate loans and LIBOR loans to account for changes to the maximum consolidated leverage ratio.

From time to time, certain of the lenders have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to Genesis and its affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. The lenders and their affiliates may, from time to time, engage in transactions with and perform services for Genesis in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement Amendment, which is attached as Exhibit 10.1. The representations and warranties of Genesis in the Credit Agreement Amendment were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the lenders party thereto. The Credit Agreement Amendment is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business, or operational information about Genesis and its subsidiaries. The representations and warranties made by Genesis in the Credit Agreement Amendment may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Fifth Amendment to Fourth Amended and Restated Credit Agreement and Second Amendment to Fourth Amended and Restated Guarantee and Collateral Agreement, dated as of May 9, 2017, among Genesis Energy, L.P., as the borrower, Wells Fargo Bank, National Association, as administrative agent and issuing bank, Bank of America, N.A. and Bank of Montreal, as co-syndication agents, U.S. Bank National Association, as documentation agent, the other grantors party thereto, and the lenders and other parties party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)
	By:	GENESIS ENERGY, LLC, as its sole general partner

Date: May 15, 2017	By:	/s/ Robert V. Deere
Robert V. Deere Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Fifth Amendment to Fourth Amended and Restated Credit Agreement and Second Amendment to Fourth Amended and Restated Guarantee and Collateral Agreement, dated as of May 9, 2017, among Genesis Energy, L.P., as the borrower, Wells Fargo Bank, National Association, as administrative agent and issuing bank, Bank of America, N.A. and Bank of Montreal, as co-syndication agents, U.S. Bank National Association, as documentation agent, the other grantors party thereto, and the lenders and other parties party thereto.